Principal Mutual Life Insurance Company's
                     Master Simplified Employee Pension Plan

This is the Principal Mutual Life Insurance Company's Master Simplified Employee Pension Plan for use by individuals who desire to establish a Simplified Employee Pension Plan (SEP) as described in Section 408(k) of the Internal Revenue Code ("Code"). Principal Mutual Life Insurance Company hereby agrees to act as sponsor of any SEP established under the Plan and this Agreement, subject to the following terms and conditions.

ARTICLE I -- PURPOSE

It is the intention of the Employer to adopt this SEP agreement which satisfies the requirements of Code Section 408(k), and any amendments thereto.

Under this SEP agreement, the Employer may agree to permit Elective Deferrals to be made in each Plan Year to the Individual Retirement Account or Individual Retirement Annuity (IRA) as described in Code Section 408(a) or (b) respectively, established by or on behalf of each of the Employees who are eligible to participate in the SEP. The Employer may also make a non-elective Employer Contribution for or on behalf of each Eligible Employee covered under this plan. If Elective Deferrals are allowed, this Plan is intended to qualify as a salary reduction simplified employee pension ("SARSEP") under Code Section 408(k) (6) and the regulations thereunder.

This SEP agreement is effective upon adoption. No Elective Deferrals may be made by an Employee on the basis of Compensation that the Employee received or had a right to receive before adoption of this agreement and execution by the Employee of the deferral election.

The Employer may deduct, subject to the otherwise applicable limits, those contributions made to a SEP. Contributions to the SEP are deductible for the Employer's taxable year with or within which the Plan Year of the SEP ends. Contributions made for a particular taxable year and contributed by the due date of the Employer's income tax return, including extensions, are deemed made in that taxable year.

ARTICLE II -- PARTICIPATION

Any Employee who meets the participation requirements of Section II of the Adoption Agreement must be permitted to participate in this SEP.

Elective Deferrals shall be permitted for a Plan Year only if:

     (A) Not less than 50% of the Employees that are eligible to make Elective Deferrals elect, or have an election in effect, to have Elective Deferrals made to the SEP. See Article VII for further information; and

     (B) The Employer had no more than 25 Employees eligible to participate in the SEP at any time during the prior Plan Year.

A new Employer who had no Employees during the prior Plan Year will meet the limitation in Code Section 408(k)(6)(B) (regarding no more than 25 eligible employees during the preceding year) if it had 25 or fewer Employees throughout the first 30 days of its existence.

ARTICLE III -- CONTRIBUTIONS

Employer

The Employer agrees that an Individual Retirement Account (IRA) will be established for each Eligible Employee. When a Participant first becomes eligible for a Contribution from the Employer, the Employer shall arrange for the participant to apply for a SEP. Such application shall be made prior to the date the first Employer Contribution is made.

For each Plan Year, the Employer will contribute a non-elective Employer Contribution to the SEP of each Participant in an amount determined by the Employer and allocated as determined in the Adoption Agreement. The Employer must make a Contribution for each Eligible Employee whether or not they are still employed at the time a Contribution is made. The Contribution made must be the same percentage of each Employee's total Compensation.

The Employer Contribution for any Plan Year shall be due on the last day of the Plan Year and shall be payable then or not later than the due date (as extended) of the Employer's federal income tax return for the taxable year with or within which the Plan Year ends.

The Employer Contribution shall be paid directly to the Employee's IRA insurer, trustee, or custodian and applied to each Participant's Account.

Employer Contributions to this SEP, in combination with any other qualified plan the Employer maintains for the Plan Year, may not exceed the lesser of $30,000 or 15% of Compensation for any Employee. If these limits are exceeded on behalf of any Employee for a particular plan year, that Employee's Elective Deferrals (if any) for that year must be reduced to the extent of the excess.

Employee Elective Deferral

An Employee may elect to have Elective Deferrals made under this SEP pursuant to a salary reduction agreement. An Employee may elect to have Compensation reduced by a percentage or amount per pay period or for a specified pay period or periods, as designated in writing to the Employer.

No deferral election may be based on Compensation an Employee received, before adoption of this elective SEP. This elective SEP shall be effective upon adoption.

Under no circumstances may an Employee's Elective Deferrals in any Plan Year exceed the lesser of fifteen percent of his or her Compensation (determined without including the SEP-IRA contributions), or the limitation under Code
Section 402(g) based on all of the plans of the Employer. This amount may be computed using the following formula:

          Compensation (before subtracting employer SEP-IRA contributions) x 13.0435%.

If the Employer maintains any other SEP to which non-elective SEP Employer Contributions are made for a Plan Year, or any qualified plan to which contributions are made for such Plan Year, then an Employee's Elective Deferrals may be limited to the extent necessary to satisfy the maximum contribution limitations under Code Section 415(c)(1)(A).

In addition to the dollar limitation of Code Section 415(C)(1)(A), which is $30,000 in 1991, contributions to this SEP when aggregated with contributions to all other SEPs and qualified plans of the Employer generally may not exceed 15% of Compensation or $30,000 for any Employee. If these limits are exceeded on behalf of any Employee for a particular plan year, that Employee's Elective Deferrals for that year must be reduced to the extent of the excess.

Each Employee's Elective Deferrals to this SEP may be based only on the first $150,000 of Compensation (as adjusted annually in accordance with Code Section 408(k)(8)).

In addition to other applicable limitations set forth in the plan, and notwithstanding any other provision of the plan to the contrary, for plan years beginning on or after January 1, 1994, the annual compensation of each employee taken into account under the plan shall not exceed the OBRA '93 annual compensation limit. The OBRA '93 annual compensation limit is $150,000, as adjusted by the Commissioner for increases in the cost of living in accordance with section 401(a)(17)(B) of the Internal Revenue Code. The cost-of-living adjustment in effect for a calendar year applies to any period, not exceed 12 months, over which compensation is determined (determination period) beginning in such calendar year. If a determination period consists of fewer than 12 months, the OBRA '93 annual compensation limit will be multiplied by a fraction, the numerator of which is the number of months in the determination period, and the denominator of which is 12.

For plan years beginning on or after January 1, 1994, any reference in this plan to the limitation under section 401(a)(17) of the Code shall mean the OBRA '93 annual compensation limit set forth in this provision.

The Employer shall contribute and allocate to each Employee's IRA an amount equal to the amount of the Employee's Elective Deferrals. Elective Deferrals will be paid by the Employer to the Employee's IRA trustee, custodian, or insurer (in the case of a retirement annuity contract) or an IRA established on behalf of an Employee by the Employer.

ARTICLE IV -- EXCESS ELECTIVE DEFERRALS (402(g) LIMIT)

Code Section 402(g) limits the maximum amount of Compensation an Employee may elect to defer under a SEP (and certain other arrangements) during the Plan Year. This limit, which originally was $7,000, is indexed according to the cost of living. In addition, the limit may be increased if the Employee makes Elective Deferrals to a salary reduction arrangement under Code Section 403(b).

The Code Section 402(g) limit applies to the total Elective Deferrals the Employee makes for the Plan Year, from all Employers, under the following arrangements:

     (A) Elective SEPs under Code Section 408(k)(6); (B) Cash or deferred arrangements under Code Section 401(k); and (C) Salary Reduction arrangements under Code Section 403(b).

Thus, an Employee may have excess elective deferrals even if the amount deferred under this SEP alone does not exceed the Code Section 402(g) limit.

If an Employee who elects to defer Compensation under this SEP and any other SEP or arrangement has made excess elective deferrals for a Plan Year, the Participant must withdraw those excess elective deferrals by April 15 following the calendar year to which the deferrals relate. Those excess elective deferrals not withdrawn by such date will be subject to the IRA contribution limitations of Code Section 219 and 408 and thus may be considered an excess contribution to the Employee's IRA. Such excess elective deferrals, therefore, may be subject to the six percent tax on excess contributions under Code Section 4973.

Income on excess elective deferrals is includible in gross income in the year withdrawn from the IRA and must be withdrawn by the Participant's tax return following the calendar year to which the deferrals relate. Income withdrawn from the IRA after that date may be subject to the ten percent tax on early distributions under Code Section 72(t) if the recipient is not age 59 1/2.

ARTICLE V -- EXCESS SEP CONTRIBUTIONS -- DEFERRAL PERCENTAGE LIMITATION

Elective Deferrals by a Highly Compensated Employee must satisfy the Deferral Percentage Limitation under Code Section 408(k)(6). Amounts in excess of the Deferral Percentage Limitation will be deemed excess SEP contributions on behalf of the affected Highly Compensated Employee or Employees. These excess SEP contributions must be removed from the Employee's IRA. The Employer shall notify each Highly Compensated Employee as outlined in Article VI - Excess SEP Contributions.

The Deferral Percentage Limitation for Highly Compensated Employees is computed by first averaging the Deferral Percentages for each eligible non-highly compensated employee for the Plan Year and then multiplying this result by 1.25. The deferral percentage for a Plan Year of any Highly Compensated Employee eligible to participate in this SEP may not be more than the resulting product, the Deferral Percentage Limitation.

Only Elective Deferrals are included in this computation. Non-elective Employer Contributions may not be included. The determination of the Deferral Percentage for any Employee is to be made in accordance with Code Section 408(k)(6) and should satisfy such other requirements as may be provided by the Secretary of the Treasury.

For purposes of making this computation, the calculation of the number and identity of Highly Compensated Employees, and their deferral percentages, is made on the basis of the entire Affiliated Employer.

In addition, for purposes of determining the Deferral Percentage of a Highly Compensated Employee, the Elective Deferrals and Compensation of the Employee will also include the Elective Deferrals and Compensation of any Family Member. This special rule applies, however, only if the Highly Compensated Employee is a 5% owner or is one of a group of the ten most Highly Compensated Employees. The Elective Deferrals and Compensation of Family Members used in this special rule do not count in computing the average of the deferral percentages of non-highly compensated employees.

ARTICLE VI -- EXCESS SEP CONTRIBUTIONS -- TAX CONSEQUENCES AND NOTIFICATION OF EMPLOYEES

Elective Deferrals

The Employer is responsible for notifying each affected Employee, if any, within 2 1/2 months following the end of the Plan Year, of the amount of excess SEP contributions to that Employee's SEP-IRA. Such excess SEP contributions are includible in the Employee's gross income in the calendar year as of the earliest date that any Elective Deferrals by the Employee during the Plan Year would have been received by the Employee had he or she originally elected to receive the amounts in cash. Income allocable to the excess SEP contributions is includible in gross income in the year of withdrawal from the IRA. However, if the excess SEP contributions (not including allocable income) total less than $100, then the excess contributions are includible in the Employee's gross income in the calendar year of notification. Income allocable to the excess SEP contributions is includible in gross income in the year of notification. Income allocable to the excess SEP contributions is includible in gross income in the year of withdrawal from the IRA.

If the Employer fails to notify any affected Employees within 2 1/2 months following the end of the Plan Year of an excess SEP contribution, the Employer must pay a tax equal to 10% of the excess SEP contribution. If the Employer fails to notify Employees by the end of the Plan Year following the Plan Year in which the excess SEP contributions arose, the SEP will no longer be considered to meet the requirements of Code Section 408(k)(6). If the SEP no longer meets the requirements of Code Section 408(k)(6), then any contribution to an Employee's IRA will be subject to the IRA contribution limitations of Code Sections 219 and 408 and thus may be considered an excess contribution to the Employee's IRA.

The Employer's notification to each affected Employee of the excess SEP contributions must specifically state in a manner calculated to be understood by the average Employee:

     (A) The amount of the excess SEP contributions attributable to that Employee's Elective Deferrals (B) The calendar year in which the excess SEP contributions are includible in gross income; and (C) That the Employee must withdraw the excess SEP contributions (and allocable income) from the SEP-IRA by the due date (including extensions) for filing the income tax return following the calendar year of notification by the Employer. Those excess contributions not withdrawn by April 15 following the year of notification will be subject to the IRA contribution limitations of Code Sections 219 and 408 for the preceding calendar year and thus may be considered an excess contribution to the Employee's IRA. Such excess contributions may be subject to the six percent tax on excess contributions under Section 4973. If income allocable to an excess SEP contribution is not withdrawn by April 15 following the calendar year of notification by the Employer, the income may be subject to the ten percent tax on early distributions under Code Section 72(t) when withdrawn.

For information on reporting excess SEP contributions, see Notice 87-77, 1987-2 C.B. 385, and Notice 88-33, 1988-1 C.B. 513, as modified by Notice 89-32, 1989-1
C.B. 671. The Employer shall notify each Employee who makes an Elective Deferral for a Plan Year that, notwithstanding the prohibition on withdrawal restrictions contained in the SEP, any amount attributable to such Elective Deferrals which is withdrawn or transferred before the earlier of 2 1/2 months after the end of the particular Plan Year and the date the Employer notifies its Employees that the Deferral Percentage Limitations have been calculated, will be includible in income for purposes of Code Sections 72(t) and 408(d)(1).

Employer Contribution

Any Employer Contribution that is more than the yearly limitation may be withdrawn without penalty by April 15 for the Employee's tax return, but is includible in income. Excess SEP contributions left in the Employee's SEP-IRA after that time may have adverse tax consequences. Withdrawals of those contributions may be taxed as premature withdrawals.

ARTICLE VII -- FAILURE TO SATISFY THE 50% TEST

If the Employer determines, as of the end of the Plan Year, that more than half of the eligible Employees have chosen not to make Elective Deferrals for that Plan Year, then all Elective Deferrals made by Employees for that Plan Year shall be considered "disallowed deferrals", i.e. IRA contributions that are not SEP-IRA contributions.

The Employer must notify each affected Employee, within 2 1/2 months following the end of the Plan Year to which the disallowed deferrals relate, that the Participant's deferrals are no longer considered SEP-IRA contributions. Such disallowed deferrals are includible in the Employee's gross income in the calendar year as of the earliest date that any Elective Deferrals by the Employee during the Plan Year would have been received by the Employee had the Participant originally elected to receive the amounts in cash. Income allocable to the disallowed deferrals is includible in the Employee's gross income in the year of withdrawal from the IRA.

The notification to each affected Employee of the disallowed deferrals must specifically state in a manner calculated to be understood by the average
Employee:

     (A) The amount of the disallowed deferrals;

     (B) The calendar year in which the disallowed deferrals are includible in gross income; and

     (C) That the Employee must withdraw the disallowed deferrals (and allocable income) from the SEP-IRA by April 15 for filing the Employee's tax return following the calendar year of notification by the Employer. Those disallowed deferrals not withdrawn by such tax filing deadline will be subject to the IRA contribution limitations of Code Sections 219 and 408 and thus may be considered an excess contribution to the Employee's IRA. These disallowed deferrals thus may be subject to the six percent tax on excess contributions under Section 4973. If income allocable to a disallowed deferral is not withdrawn by April 15 for filing the Employee's tax return, the income may be subject to the ten percent tax on early distributions under Code Section 72(t) when withdrawn.

Disallowed deferrals should be reported in the same manner as are excess SEP contributions.

ARTICLE VIII -- TOP HEAVY REQUIREMENTS

This SEP is "top-heavy" for a plan year if, as of the last day of the previous plan year (or current plan year if this is the first year of the SEP) the total of elective and non-elective contributions made on behalf of key employees for all the years this SEP has been in existence exceeds 60% of such contributions for all employees. If the employer maintains (or maintained within the prior five years) any other SEP or defined contribution plan in which a key employee participates (or participated), the contributions or account balances, whichever is applicable, must be aggregated with the contributions made to this SEP. The employee who ceases to be a key employee or an individual who has not been in the employ of the employer for the previous five years shall be disregarded.

During any Plan Year in which this Plan is a Top-heavy Plan, the Employer shall make a minimum contribution or allocation on the last day of the Plan Year for each person who is an Employee on that day and who either was or could have been an Active Participant during the Year. The minimum contribution and allocation for such persons shall be equal to the lesser of (A) or (B) below:

     (A) Three percent of such person's Compensation

     (B) If the contribution rate for all Key Employees is less than three percent of Compensation, then the highest contribution rate that applies to any Key Employee.

If the Employer Contributions and allocations otherwise required under the defined contribution plans are at least equal to the minimum above, no additional contribution or allocation shall be required. If the Employer Contributions and allocations are less than the minimum above and the Employer Contributions under this Plan are allocated to Participants, the Employer Contributions (other than Elective Deferral Contributions) shall be reallocated to provide the minimum. The remaining Contributions shall be allocated as provided in the preceding articles of this Plan. If total Contributions and allocations are less than the minimum above and the Employer's Contributions under this Plan are not allocated, the Employer shall contribute the difference for the year. The minimum contribution or allocation applies to all of the defined contribution plans in the aggregate which are Top-heavy Plans. A minimum allocation under a profit sharing plan shall be made without regard to whether or not the Employer has profits.

If an Employer has more than one Top-heavy Plan, the minimum top-heavy contribution does not need to be duplicated under each Plan. For Employees who are Participants under both Top-heavy Plans, one of the Plans may provide the minimum benefit required. For Employees who are Participants under only one Top-heavy Plan, that Plan in which they are Participants shall provide the top-heavy minimum contribution.

If the Employer has more than one Plan, all of the Plans of the Employer may be required to be aggregated when testing to see if the Plans are top-heavy. This "required aggregation group" consists of each Plan of the Employer

     (A) in which a Key Employee is a Participant and

     (B) any other Plan which causes a Plan covering Key Employees to meet the requirements of Code Sections 401(a)(4) or 410.

If the "required aggregation group" is top-heavy, each Plan in the group is a Top-heavy Plan.

The Employer is permitted to include other Plans when testing to see if the group as a whole is top-heavy. This group as a whole is considered as "permissive aggregation group". If this group is not top-heavy, none of the Plans in the group is a Top-heavy Plan.

Calculations to determine if this Plan is a Top-heavy Plan and the identification of Key Employee's shall be determined according to the provisions of Code Section 416 and regulations thereunder. Compensation for determining the top-heavy minimum excludes Elective Deferrals.

For  purposes of  satisfying  the minimum  contribution  requirement  under Code
Section 416, all non-elective Employer Contributions under the SEP shall be taken into account, but Elective Deferrals shall not be taken into account.

The requirements of this section shall be met without regard to contributions under Chapter 2 of the Code (relating to tax on self-employment), Chapter 21 of the Code (relating to Federal Insurance Contributions Act), Title II of the Social Security Act or any other Federal or state law.

ARTICLE IX -- DEFINITIONS

10.1     Adoption   Agreement  means  the  attached  document  which  contains the selections and specifications for the Plan.
10.2 Affiliated Employer means any corporation that is a member of a controlled group of corporations (as described in Code Section 414(b)) that includes the employer; any trade or business (whether or not incorporated) that is under common control (as defined in Code Section 414(c)) with the employer; any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in Code Section 414(m)) that includes the employer; and any other entity required to be aggregated with the employer pursuant to regulations under Code Section 414(o).

10.3     Code means the Internal Revenue Code of 1986, as amended.

10.4     Compensation  means  information  required  to be  reported  under Code
         Section 6041 and 6051 (Wages, Tips and Other Compensation Box on Form W-2). Compensation is defined as a Participant's wages within the meaning of Code Section 3401(a) and all other payments of compensation to an Employee by the Employer (in the course of the Employer's trade or business), for which the Employer is required to furnish the Employee a written statement under Code Section 6041(d) and 6051(a)(3), which is actually paid by the Employer for a specified period. Compensation is determined without regard to any rules under Code
         Section 3401(a) that limit the remuneration included in wages based on the nature or location of the employment or services performed (such as the exception for agricultural labor in Code Section 3401(a)(2)).

         Compensation shall include elective contributions but shall exclude contributions made to this SEP-IRA by the Employer. Elective contributions are amounts excludable from the gross income of the Employee under Code Sections 125, 402(a)(8), 402(h) or 403(b), and contributed to the Employer at the Employee's election, to a Code
         Section 401(k) arrangement, a simplified employee pension, cafeteria plan or tax-sheltered annuity. Elective contributions also include pay deferred under a Code Section 457 plan maintained by the Employer and Employee contributions "picked up" by a governmental entity and, pursuant to Code Section 414(b)(2), treated as the Employer's contributions. Compensation shall include amounts received for personal services actually performed (see Reg. 1.219-1(c)).

         For purposes of Elective Deferral Contributions only, Compensation shall not include reimbursements or other expense allowances, fringe benefits (cash or non-cash), moving expenses, deferred compensation, and welfare benefits, unless otherwise specified.

         For any self-employed individual covered under the plan, Compensation will mean earned income defined by Code Section 401(C)(2). Compensation shall include only that Compensation which is actually paid to the participant during the Plan Year.

         The annual Compensation of each Participant taken into account under the plan for any year shall not exceed $150,000. This limitation shall be adjusted by the Secretary at the same time and in the same manner as under Code Section 415(d), except the dollar increase in effect on January 1 of any calendar year is effective for years beginning in such calendar year and the first adjustment to the $150,000 limitation is effected on January 1, 1990. If this plan determines Compensation on a period of time that contains fewer than 12 months, then the annual Compensation limit is an amount equal to the annual Compensation limit for the calendar year in which the compensation period begins multiplied by the ratio obtained by dividing the number of full months in the period by 12.

         In  determining  the  Compensation  of a Participant  the rules of Code
         Section 414(q)(6) shall apply, except in applying such rules, the term Family Member shall include only the spouse of the Participant and any lineal descendants of the Participant who have not attained age 19 before the close of the year. If, as a result of the application of such rules the adjusted $150,000 is exceeded, then (except for purposes of determining the portion of Compensation up to the Integration Level if this plan provides for permitted disparity), the limitation shall be prorated among the affected individuals in proportion to each such individual's Compensation as determined under this section prior to the application of this limitation.

         Compensation for the purposes of the $300 limit of Code Section 408(k)(2)(C) shall be defined as Code Section 414(q)(7) compensation.

10.5     Contribution   means   Employer,   Elective   Deferrals,   or  Rollover
         Contributions unless the text clearly indicates only one, or certain of these are meant.

10.6 Deferral Percentage means the ratio (expressed as a percentage) of an Employee's Elective Deferrals for a year to the Employee's Compensation for that year. The Deferral Percentage of an Employee who is eligible to make an Elective Deferral, but who does not make a deferral during that year, is zero.

10.7 Deferral Percentage Limitation means the maximum amount of Elective Deferrals, as expressed as a percentage of Compensation, that can be contributed on behalf of any Highly Compensated Employee for a particular plan year and it equals the product of (i) the average of the amounts Elective Deferrals (expressed as a percentage of each such Employee's Compensation) made on behalf of all the non-highly compensated employees for the same Plan Year, and(ii) 1.25. In calculating this average, the percentage for an eligible non-highly compensated employee who chooses not to have Elective Deferrals made on his or her behalf for a Plan Year, is zero.

10.8 Elective Deferrals means Contributions made to a Participant's Simplified Employee Pension during the Plan Year by the Employer, at the election of a Participant, in lieu of cash Compensation and pursuant to a salary reduction agreement.

10.9 Eligible Employee means an Employee who meets the requirements specified in section 2.1 of the Adoption Agreement.

10.10 Employee means an individual who is employed by the Employer, including an employee within the meaning of Code Section 401(c)(1). For purposes of a SARSEP plan, the term Employee shall not include a leased employee within the meaning of Code Section 414(n)(2). The term Employee shall include a leased employee within the meaning of Code Section 414(n)(2) who is deemed an employee under the provisions of Code Section 414(n)(1)(A), but not earlier than the time prescribed by Code Section 414(n)(4). The term Employee shall not mean an independent contractor.

10.11 Employer means the person named in Section 1 of the Adoption Agreement. The term shall also include any other person who has obtained the written consent of the person named in section 1.1, and adopts this Plan in writing; provided, however, that such person(s) is under common control, within the meaning of Code Section 414(b) or (c), or forms part of an affiliated service group within the meaning of Section 414(m) of the code with the person named in section 1.1.

10.12 Excess Elective Deferrals means amounts deferred for the year in excess of the limit on Elective Deferrals of Code Section 402(g).

10.13 Family Member means an individual who is related to a Highly Compensated Employee as a spouse, or as a lineal ascendant (such as a parent or grandparent) or descendant (such as a child or grandchild) or spouse of either of those, in accordance with Code Section 414(q) and the regulations thereunder.

10.14 Fiscal Year means the Employer's taxable year as identified in Section 1 of the Adoption Agreement.

10.15    Highly  Compensated  Employee  means  any  Employee  described  in code
         Section 414(q) who, during the current Plan Year or the preceding Plan Year--(a) was at any time a 5-percent owner (as defined in Code Section 416(i)(1)(B)(i));

         (b) received Compensation from the Employer in excess of $75,000 (as adjusted pursuant to Code Section 415(d)
)
         (c) received Compensation from the Employer in excess of $50,000 (as adjusted pursuant to Code Section 415(d)) and was a member of the top-paid group for such year (the top 20% of Employees, by compensation)

         (d) was at any time an officer of the Employer and received compensation during such year that is greater than 50 percent of the dollar limitation in effect under Code Section 415 for defined benefit plans. No more than three Employees shall be treated as officers and at least one (the highest paid officer) shall be treated as Highly Compensated regardless of compensation.


              Compensation includes the Participant's Elective Deferrals and any elective contributions to a Section 125 cafeteria plan, Section 401(k) cash or deferred arrangement or Section 403(b) tax-sheltered annuity.

10.16 Individual Retirement Account (IRA) means a personal retirement savings program as set out in Code Section 408.

10.17 Integration Level means the Integration Level defined in section III of the Adoption Agreement.

10.18    Key  Employee  means  any  Employee  or  former   Employee   (including
         beneficiaries of deceased Employees) who at any time during the determination period was

         (a)  one  of  the  officers   (subject  to  the  maximum  below)  whose
              Compensation for the Year exceeds 50 percent of the dollar limitation under Code Section 415(b)(1)(A),

         (b) one of the ten Employees who owns (or is considered to own, under Code Section 318) more than a half percent ownership interest and one of the largest interests in the Employer during any year of the determination period if such person's Compensation for the year exceeds the dollar limitation under Code Section 415(c)(1)(A).

         (c) a five-percent owner of the Employer as defined in Code Section 416(i)(1)(B)(i), or (d) a one-percent owner whose Compensation for the Year is more than $150,000.

         Each Affiliated Employer shall be treated as a separate employer for purposes of determining ownership. Compensation for determining which Employees are key Employees includes Elective Deferrals.

         The determination period is the current Plan Year and the four preceding Plan Years. If there are fewer than 30 Employees, no more than three Employees shall be treated as Key Employees because they are officers. If there are over 30 Employees, no more than 10 percent of the Employees shall be treated as Key Employees because they are officers. The determination of who is a Key Employee shall be made according to Code section 416(i)(1) and the regulations thereunder.

10.19 Leased Employee means any person (other than an employee of the recipient) who pursuant to an agreement between the recipient and any other person ("leasing organization") has performed services for the recipient (or for the recipient and related persons determined in accordance with Code Section 414(n)(6)).

10.20 Maximum Integration Rate is equal to the lesser of (a) 5.7% or (b) the applicable % determined according to the following schedule:
                                                   MAXIMUM
                   INTEGRATION                   INTEGRATION
                      LEVEL                         RATE
              100% of TWB                           5.7%
              Less than 100%, but more
                  than 80% of TWB                   5.4%
              More than greater of $10,000
                  or 20% of TWB, but not
                  more than 80% of TWB              4.3%
              Not more than greater of
                  $10,000 or 20% of TWB             5.7%

         TWB means the Taxable Wage Base as defined in Section 10.26. On any date the portion of the rate of tax under Code Section 3121(a)(1) (in effect on the latest Yearly Date) which is attributable to old age insurance exceeds 5.7%, such rate shall be substituted for 5.7% and 5.4% and 4.3% shall be increased proportionately.

10.21 Participant means an Eligible Employee who meets the participation requirements of Section 2 of the Adoption Agreement and is included in this Plan.

10.22 Plan Year means the plan year elected in section 1.3 of the Adoption Agreement.

10.23 Service means employment with the Employer, including self-employment. For purposes of determining whether an Employee has satisfied the service requirement in section 2.1, service with any entity which is controlled by the Employer, is controlling the Employer, or forms part of an affiliated service group, within the meaning of Code Section 414(b), (c), or (m), shall be treated as Service with the Employer. Service for a leased employee shall include the entire period for which the leased employee performed services for the Employer, or a related person within the meaning of Code Section 144(a)(3), issued by the Insurer.

10.24 Simplified Employee Pension (SEP) means an approved Individual Retirement Account described in Code Section 408(a), issued by the Sponsor or an approved Individual Retirement Annuity contract described in Code Section 408(b).

10.25    Sponsor means Principal Mutual Life Insurance Company.

10.26 Taxable Wage Base means the contribution and benefit base in effect under Section 230 of the Social Security Act at the beginning of the Plan Year.

10.27 Top-heavy Plan means a Plan considered top heavy within the meaning of Code Section 416 and regulations thereunder.